Web Development Agreement

THIS WEB DEVELOPMENT AGREEMENT (the "Agreement") effective as of the 27th day of September, 2006.

BETWEEN

ACTING SCOUT INC.
PH1-989 Beatty Street
Vancouver, British Columbia V6Z 3C2

(the "Company")

AND

ROB CARUK
1689 15th Street
West Vancouver, British Columbia V7T 2V1

(the “Web Designer”)

WHEREAS:

A.	The Company is engaged in the business of online recruiting services for actors; and

B	The Company and the Web Designer have agreed to enter into a Web Development Agreement for their mutual benefit.

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of this Agreement shall be as follows:

1	Duties

1.1

The Company appoints the Web Designer to undertake the duties as web developer of the Company, as may be requested of the Web Designer by the Company, and in any other position to which the Web Designer may be appointed by the Company or its subsidiaries, and the Web Designer accepts the position, on the terms and conditions set forth in this Agreement.

1.2	The Web Designer will be required to perform the duties customarily required of a developer of a website, and specifically the Web Designer’s duties include but are not limited to:

(a) Build and launch the website www.actingscout.com at the Company’s request;

(b) Perform updates to www.actingscout.com at the Company’s request; and

(c) Search engine optimization.

2	Term

2.1	The Web Designer’s appointment shall commence with effect from September 27, 2006 and shall continue until terminated in accordance with the provisions of clause 6 of this Agreement.

3	Compensation

3.1	The Company shall pay the Web Designer a flat fee of CAD$8,000 for his services. The Web Designer acknowledges receipt of CAD$2,300 to date.

4	Authority

4.1	The Web Designer shall conform to all lawful instructions and directions given to the Web Designer by the Chief Executive Officer and the Board of Directors of the Company.

5	Confidential Information

5.1

The Web Designer acknowledges that as the web developer and in any other position as the Web Designer may hold, he or she will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company, including:

(a) trade secrets; and

(b) confidential information concerning the business operations or financing of the Company.

5.2

The Web Designer acknowledges that the information referred to in clause 5.1 could be used to the detriment of the Company. Accordingly, the Web Designer undertakes not to disclose same to any third party either during the term of this Agreement (except as may be necessary in the proper provision of the Web Designer’s services under this Agreement), or after the termination of this Agreement, except with the written permission of a web designer of the Company.

6	Termination

6.1	This agreement shall terminate on January 1, 2007.

7	Company’s Property

7.1

The Web Designer acknowledges that all items of any and every nature or kind created or used by the Web Designer pursuant to this Agreement, or furnished by the Company to the Web Designer, and all equipment, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of this Agreement.

7.2

The Web Designer hereby assigns any and all copyright to the Company on all literary or other artistic works for the benefit of the Company to which the Web Designer contributes pursuant to this Agreement, and the Consultant waives any and all moral rights that may be associated with such works.

8	Assignment of Rights

8.1

The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Web Designer under this Agreement are not assignable or transferable in any manner.

9	Notices

9.1

Any notice required or permitted to be given to the Web Designer shall be sufficiently given if delivered to the Web Designer personally or if mailed by registered mail to the Web Designer’s address last known to the Company, or if delivered to the Web Designer via facsimile.

9.2

Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company’s head office at its address last known to the Web Designer, or if delivered to the Company via facsimile.

10	Severability

10.1

In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

11	Entire Agreement

11.1

This document dated September 27, 2006 constitutes the entire agreement between the parties with respect to the appointment of the Web Designer and the services to be performed by the Web Designer for the Company. Any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the appointment of the Web Designer by the Company, are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any agreement entered into previous to this Agreement.

12	Modification of Agreement

12.1	Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

13	Governing Law and Jurisdiction

13.1	This Agreement shall be construed in accordance with the laws of the Province of British Columbia. Both parties agree to attorn to the jurisdiction of the British Columbia respecting this Agreement.

14	Countersignatures

14.1

This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF this Agreement is effective as of the date first written.

ACTING SCOUT INC.	WEB DESIGNER:
by its authorized signatory

/S/ Blair Law	/S/ Rob Caruk
Blair Law, President	Rob Caruk